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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12b-25

                    NOTIFICATION OF LATE FILING    -----------------------------
                                                         SEC FILE NUMBER
                                                            000-27866

                                                   -----------------------------

                                                   (CHECK ONE):
                                                   -----------------------------
                                                          CUSIP NUMBER
                                                         Common 92922E

                                                   -----------------------------

[X] Form 10-K and Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K
               [ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

                For Period Ended:             December 31, 1999
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

             For the Transition Period Ended:     December 31, 1999

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                                  Full Name of Registrant
                                                      Vyrex Corporation

                                  Former Name if Applicable
                                                          n/a

                Address of Principal Executive Office (STREET AND NUMBER)

                                                    2159 Avenida de la Playa

                                              City, State and Zip Code

                                                    La Jolla, California 92037


                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable efforts or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
  or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589, effective
                       April 12, 1989, 54 F.R. 10306.] [X]

   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
                        has been attached if applicable.

                              PART III - NARRATIVE

   State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. [Amended in Release
             No. 34-26589, effective August 13, 1992, 57 FR 36442.]

  The registrant was unable to file the 10-QSB timely because it was unable to have the auditors review the financial statements on a timely basis.


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                           PART IV - OTHER INFORMATION

             (1) Name and telephone number of person to contact in regard to this notification

                                        Dale Garlow (858) 454-4446

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                    If the answer is no, identify report(s).

                                                            [X] Yes     [  ] No

 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [  ] Yes     [X] No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Vyrex Corporation
                  (Name of Registrant as specified in charter)

   has caused this notification to be signed on its behalf by the undersigned there unto duly authorized.

          Date: March 30, 2000                By    /s/ G. Dale Garlow
                                                 ---------------------
                                                 G. Dale Garlow, President & CEO

 INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).